Exhibit 99.1

For further information contact:

Investor Relations:

Jesse Jenkins

901.597.8259

Jesse.Jenkins@terminix.com

Media:

James Robinson

901.597.7521

James.Robinson@terminix.com

Terminix Announces CFO Transition

Tony DiLucente to retire in early 2021; Bob Riesbeck to join immediately as successor

MEMPHIS, TENN. — December 7, 2020  —Terminix Global Holdings, Inc. (NYSE: TMX), a leading provider of residential and commercial pest management services, today announced that Anthony (Tony) DiLucente, its senior vice president and chief financial officer, will retire from the Company in early 2021. He will be succeeded by Robert (Bob) Riesbeck, an operations focused senior executive with 25 years of experience leading transformational change in both public and private companies.

Mr. Riesbeck will begin immediately as executive vice president, while Mr. DiLucente will remain in his current role with Terminix during the transition and through the filing of its 2020 Annual Report on Form 10-K, which is expected in late February 2021. After the filing of the annual report, Mr. Riesbeck will assume the additional role of chief financial officer, while Mr. DiLucente will remain with the Company in an advisory capacity until March 31, 2021.

Mr. DiLucente joined the Company in January 2017. He was instrumental in many aspects of the Company’s strategy over his four-year tenure, including the spin-off of American Home Shield into the publicly traded company frontdoor, inc., the international expansion of Terminix, the sale of the ServiceMaster Brands franchise segment, and the ultimate transition of Terminix into a pure-play pest control company. Under DiLucente’s leadership the Company returned value to shareholders through operational improvements driving organic growth, accretive M&A, significant debt reduction, and the successful execution of the first share repurchase plan since its IPO in 2014.

“I want to thank Tony for his contributions to Terminix and I wish him well in his well-earned retirement,” said CEO Brett Ponton. “He has been vital in my onboarding to Terminix over the last few months. His leadership and stability during the pandemic and recent leadership and organizational transition was instrumental in creating positive momentum in the business and driving shareholder value.”

Riesbeck joins the Company after most recently leading Pier 1 Imports, where he served as chief executive officer and board member, after being promoted from the CFO role. Riesbeck has a track record of operational improvement, financial discipline and acquisition integration excellence at large multi-unit distributed service organizations. He is widely recognized as an inclusive, measured and opportunistic business strategist, who partners with operational and support functions to develop impactful financial models and discipline that prevent margin erosion and drive immediate performance improvement.

“I am excited to welcome an experienced business partner who will continue the progress already underway at Terminix,” continued Ponton. “Bob’s history of supporting transformational change and growth through financial discipline and data-driven decision making in operations and finance roles will be vital as we work to accelerate organic growth and drive margin expansion.”

“I am eager to partner with the senior leadership team and support our 10,000 front-line teammates at Terminix,” said Riesbeck. “The strong Terminix brand, impeccable balance sheet, and considerable growth outlook for the pest management industry position Terminix for an exciting future; and I look forward to applying my operational experience with distributed workforces to continue improving the teammate and customer experience that will drive shareholder value for years to come.”

About Terminix

Terminix Global Holdings (NYSE: TMX) is a leading provider of residential and commercial pest control. The Company provides pest management services and protection against termites, mosquitoes, rodents and other pests. Headquartered in Memphis, Tenn., with more than 10,500 teammates and 2.8 million customers in 24 countries and territories, the Company visits more than 50,000 homes and businesses every day. To learn more about Terminix, visit Terminix.com,  or LinkedIn.com/company/terminix.